Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

ICZOOM GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-	-	-	-	-
Fees Previously Paid	Equity	Ordinary Shares, par value $0.08 per share(1)	457(a)	5,060,000	$5.7	$28,842,000	0.0001091	$3,146.66
	Equity	Underwriters’ compensation warrants(3)	457(g)	303,600	-	-	-	-
	Equity	Class A Ordinary Shares underlying underwriter’s warrants	457(g)	303,600	$7.125	$2,163,150	0.0001091	$236.00
	Total Offering Amounts					$31,005,150		$3,382.66
	Total Fees Previously Paid							$3,382.66
	Total Fee Offsets							-
	Net Fee Due							0

(1)	Includes [●] Class A Ordinary Shares, par value $0.08 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”) subject to the underwriter’s option to purchase additional shares.

(2)	Includes the offering price of any additional Shares that the underwriter has the option to purchase.

(3)	We have agreed to issue upon the closing of this Offering, compensation warrants to Prime Number Capital, LLC (“PNCPS”), as representatives of the underwriters, entitling them to purchase up to 6% of the aggregate Shares being sold in this Offering. The exercise price of the compensation warrants is equal to 125% of the offering price of the Class A Ordinary Shares offered hereby. Assuming a maximum placement and an exercise price of $7.125 per Share, we would receive, in the aggregate, $2,156,253 upon exercise of the compensation warrants, of which there can be no guarantee. The compensation warrants are exercisable commencing six (6) months after the date of effectiveness of the Registration Statement of which this prospectus forms a part and will terminate five years after the date of effectiveness. An underwriting discount or spread equal to 7.5% of the aggregate offering price will also be provided to underwriters. The Registration Statement of which this prospectus is a part also covers the Class A Ordinary Shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting”.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A